RUSSELL INVESTMENT COMPANY

AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Abolishment of Certain Classes of Shares

AMENDMENT NO. 33 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this              day of             , 2017, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees approved the redesignation of Class I Shares of the U.S. Core Equity Fund, U.S. Dynamic Equity Fund, U.S. Defensive Equity Fund, U.S. Small Cap Equity Fund, International Developed Markets Fund, Investment Grade Bond Fund and Strategic Bond Fund (the “Sub-Trusts”) to Class S Shares of the Sub-Trusts, and such redesignation was effected on August 18, 2017;

WHEREAS, following the redesignation, there are no Shares outstanding of Class I;

WHEREAS, Section 4.1 of the Agreement provides that at any time that there are no Shares outstanding of any particular Sub-Trust or Class previously established and designated, the Trustees may, by an instrument executed by a majority of their number, abolish that Sub-Trust or Class and the establishment and designation thereof;

WHEREAS, the Trustees wish to abolish Class I Shares; and

WHEREAS, Section 4.1 of the Agreement provides that a Trustee may act for such purpose without shareholder approval.

NOW, THEREFORE, the Trustees hereby authorize the abolishment of Class I Shares.

AMENDMENT OF ARTICLE IV

Section 4.3 Establishment and Designation of Classes of the Sub-Trusts.

Without affecting the rights and preferences of any existing Sub-Trust or class of any existing Sub-Trust, the Trustees hereby abolish Class I Shares.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Katherine W. Krysty

Kristianne Blake	Mark Spina

Cheryl Burgermeister	Raymond P. Tennison

Daniel P. Connealy	Jack R. Thompson

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